Addendum to Definitive License and Distribution Agreement dated August 4, 2004 between Peace Mountain Natural Beverages Corporation and Creative Enterprises International, Inc.

This Addendum is made effective October 1, 2006 by and between Peace Mountain Natural Beverages Corporation ("PEACE MOUNTAIN") of PO Box 1445, Springfield, Massachusetts 01101 and Creative Enterprises International Inc. ("CREATIVE ENTERPRISES") of 825 Lafayette Road, Bryn Mawr, Pennsylvania 19010 to the Definitive License and Distribution Agreement dated August 4, 2004 ("LICENSE").

1. CREATIVE ENTERPRISES will pay the amount of Thirty Thousand Dollars ($30,000) to PEACE MOUNTAIN in exchange for PEACE MOUNTAIN waiving any rights of termination under Paragraph 4.1 of the LICENSE it has or may have had for the period August 4, 2004 through October 1, 2006. PEACE MOUNTAIN stipulates that the aforementioned payment by CREATIVE ENTERPRISES satisfies any cure of an alleged breach as defined in Paragraph 4.3 of the LICENSE. The payments shall be made as follows:

Fifteen Thousand ($15,000) upon the signing of this Addendum; and

Fifteen Thousand ($15,000) on or before November 15, 2006.

2. CREATIVE ENTERPRISES will make a fixed royalty payment of Fifteen Thousand Dollars ($15,000) for the period October 1, 2006 thru December 31, 2006, such payment to be received by PEACE MOUNTAIN no later than January 15, 2007.

3. Paragraph 5.1 of the LICENSE shall hereafter be deleted.

4. Paragraph 5.4 of the LICENSE shall hereafter be deleted.

5. Paragraphs 4.3 of the LICENSE shall hereafter be deleted.

6. Paragraph 4.1 of the LICENSE shall hereafter be deleted in its entirety and replaced as follows:

TERMINATION

4.1 PEACE MOUNTAIN may terminate this Agreement for cause if:

i. CREATIVE ENTERPRISES fails to make the fixed royalty payment in accordance with Paragraph 2 of this Addendum; or

ii. commencing January 1, 2007 CREATIVE ENTERPRISES fails to pay, the royalty amount owed under Paragraph 5.2 as revised in this Addendum; or

ii. CREATIVE ENTERPRISES materially breaches any obligation under this Agreement, the Addendum and/or the LOA and such breach remains uncured after thirty (30) days.

7. Paragraph 5.2 of the LICENSE shall be deleted in its entirety and replaced as follows:

ROYALTIES AND COMPENSATION.

5.2 Commencing January 1, 2007 CREATIVE ENTERPRISES shall pay PEACE MOUNTAIN a royalty of * * * * f the wholesale price for all sales of SKINNY WATER. Such royalty calculated monthly, and payable on a calendar quarter basis, with PEACE MOUNTAIN receiving its royalty payment and royalty calculation no later than fifteen (15) days after the end of each calendar quarter. The minimum royalty payable for any quarter shall be Fifteen Thousand Dollars ($15,000).

IN WITNESS WHEREOF, PEACE MOUNTAIN AND CREATIVE ENTERPRISES have executed this Addendum intending to be legally bound thereby, as of the effective date set forth below.

PEACE MOUNTAIN NATURAL BEVERAGES CORPORATION

BY__________ /s/ John David Alden

John David Alden

Dated: __10/4/06

CREATIVE ENTERPRISES INTERNATIONAL, INC.

/s/ Michael Salaman

BY______________________________

Michael Salaman

Dated: _10/4/06

* [*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.]